Exhibit 4.2

                                                                       EXHIBIT B

                               OPERATING AGREEMENT

                                       OF

                             AMERIFIRST FUND I, LLC

                      (A FLORIDA LIMITED LIABILITY COMPANY)

                         DATED AS OF SEPTEMBER 25, 2002
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                               TABLE OF CONTENTS

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ARTICLE I: INTERPRETATION .....................................................................   B - 1
         SECTION 1.1  DEFINITIONS .............................................................   B - 1
         SECTION 1.2  TERMS DEFINED ELSEWHERE .................................................   B - 5
         SECTION 1.3  CAPTIONS ................................................................   B - 5
         SECTION 1.4  CONSTRUCTION ............................................................   B - 5
ARTICLE II: THE COMPANY AND ITS BUSINESS ......................................................   B - 6
         SECTION 2.1  FORMATION OF COMPANY ....................................................   B - 6
         SECTION 2.2  NAME ....................................................................   B - 6
         SECTION 2.3  TERM OF COMPANY .........................................................   B - 6
         SECTION 2.4  PURPOSES OF COMPANY .....................................................   B - 6
         SECTION 2.5  REGISTERED OFFICE AND REGISTERED AGENT AND PRINCIPAL BUSINESS
         OFFICE ...............................................................................   B - 6
         SECTION 2.6  FILINGS .................................................................   B - 6
         SECTION 2.7  NAMES OF MEMBERS ........................................................   B - 7
         SECTION 2.8  RECAPITALIZATION, ACQUISITIONS, RESTRUCTURING
         AND MERGERS ..........................................................................   B - 7
ARTICLE III: COMPANY INTERESTS AND CAPITALIZATION .............................................   B - 7
         SECTION 3.1  CAPITAL CONTRIBUTION OF THE MANAGER .....................................   B - 7
         SECTION 3.2  CAPITAL CONTRIBUTIONS OF MEMBERS ........................................   B - 7
         SECTION 3.3  RESERVE ACCOUNT; CAPITAL CALL ...........................................   B - 8
         SECTION 3.4  NO WITHDRAWAL OF CAPITAL CONTRIBUTIONS; RETURN OF CAPITAL
         CONTRIBUTIONS ........................................................................   B - 8
         SECTION 3.5  NO OBLIGATION TO RESTORE NEGATIVE BALANCES IN CAPITAL
         ACCOUNTS .............................................................................   B - 8
         SECTION 3.6  LIABILITY OF MANAGER AND MEMBERS AND THEIR AFFILIATES ...................   B - 9
         SECTION 3.7  CONTRIBUTIONS OF LIFE INSURANCE POLICIES ................................   B - 9
ARTICLE IV: ALLOCATIONS OF PROFITS, LOSSES AND CAPITAL ACCOUNTS ...............................   B - 9
         SECTION 4.1  ALLOCATION OF NET INCOME AND NET LOSS ...................................   B - 9
         SECTION 4.2  OTHER ALLOCATION PROVISIONS .............................................   B - 9
         SECTION 4.3  ALLOCATIONS FOR INCOME TAX PURPOSES .....................................  B - 13
         SECTION 4.4  WITHHOLDING .............................................................  B - 13
         SECTION 4.5  CAPITAL ACCOUNTS ........................................................  B - 13
ARTICLE V: DISTRIBUTIONS ......................................................................  B - 13
         SECTION 5.1  DISTRIBUTIONS ...........................................................  B - 13
         SECTION 5.2  CERTAIN STATE AND LOCAL TAXES ...........................................  B - 14
         SECTION 5.3  TIMING OF DISTRIBUTIONS .................................................  B - 14
         SECTION 5.4  LIMITATIONS ON DISTRIBUTIONS ............................................  B - 14
         SECTION 5.5  RESERVES ................................................................  B - 14
         SECTION 5.6  TAX DISTRIBUTIONS .......................................................  B - 15
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                               TABLE OF CONTENTS

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         SECTION 5.7  INCORRECT DISTRIBUTIONS .................................................  B - 15
         SECTION 5.8  DISTRIBUTIONS IN KIND ...................................................  B - 15
ARTICLE VI: MANAGEMENT ........................................................................  B - 15
         SECTION 6.1  MANAGEMENT POWERS OF THE MANAGER ........................................  B - 15
         SECTION 6.2  MANAGER'S OBLIGATIONS ...................................................  B - 17
         SECTION 6.3  PROCEDURES ..............................................................  B - 17
         SECTION 6.4  MANAGER'S DUTY TO DEVOTE TIME ...........................................  B - 18
         SECTION 6.5  CONDUCT OF MANAGER; LIMITED LIABILITY OF THE MANAGER ....................  B - 18
         SECTION 6.6  INDEMNIFICATION .........................................................  B - 18
         SECTION 6.7  CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND THE
         MANAGING MEMBER AND ITS AFFILIATES ...................................................  B - 18
         SECTION 6.8  DEFAULT OF MANAGER ......................................................  B - 19
         SECTION 6.9  REMOVAL OF MANAGER; SUCCESSOR ...........................................  B - 21
         SECTION 6.10  BORROWING ..............................................................  B - 21
ARTICLE VII: BOOKS, RECORDS, TAXES AND REPORTS ................................................  B - 21
         SECTION 7.1  BOOKS OF ACCOUNT ........................................................  B - 21
         SECTION 7.2  BANK ACCOUNTS ...........................................................  B - 21
         SECTION 7.3  TAX RETURNS .............................................................  B - 21
         SECTION 7.4  TAX MATTERS PARTNER .....................................................  B - 22
         SECTION 7.5  RECORDS .................................................................  B - 22
         SECTION 7.6  CLOSING DATE REPORTS ....................................................  B - 23
         SECTION 7.7  MANAGER'S QUARTERLY CERTIFICATE .........................................  B - 23
         SECTION 7.8  MANAGER'S ANNUAL CERTIFICATE ............................................  B - 23
         SECTION 7.9  ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SUBSERVICING REPORTS .............  B - 24
         SECTION 7.10  REPORTS TO MEMBERS .....................................................  B - 24
ARTICLE VIII: ADMISSION OF MEMBERS ............................................................  B - 25
         SECTION 8.1  ADMISSION OF MEMBERS ....................................................  B - 25
ARTICLE IX: TRANSFERS OF INTERESTS OF MEMBERS .................................................  B - 26
         SECTION 9.1  GENERAL PROHIBITION .....................................................  B - 26
         SECTION 9.2  GENERAL CONDITIONS TO PERMITTED TRANSFER ................................  B - 26
         SECTION 9.3  VOID TRANSFERS ..........................................................  B - 27
         SECTION 9.4  PERMITTED TRANSFERS .....................................................  B - 28
         SECTION 9.5  LEGENDS .................................................................  B - 28
ARTICLE X: DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER ...............................  B - 28
         SECTION 10.1  EFFECT OF DEATH OR LEGAL INCOMPETENCY OF A MEMBER OF
         THE COMPANY ..........................................................................  B - 28
         SECTION 10.2  RIGHTS OF PERSONAL REPRESENTATIVE ......................................  B - 29
         SECTION 10.3  WITHDRAWAL OF MEMBERS OTHER THAN MANAGERS ..............................  B - 29
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ARTICLE XI: BANKRUPTCY, DISSOLUTION AND TERMINATION ...........................................  B - 30
         SECTION 11.1  BANKRUPTCY .............................................................  B - 30
         SECTION 11.2  DISSOLUTION ............................................................  B - 30
         SECTION 11.3  LIQUIDATION ............................................................  B - 31
         SECTION 11.4  TERMINATION ............................................................  B - 31
ARTICLE XII: AMENDMENT OF AGREEMENT AND POWER OF ATTORNEY .....................................  B - 31
         SECTION 12.1  AMENDMENTS .............................................................  B - 31
         SECTION 12.2  AMENDMENT OF ARTICLE OF ORGANIZATION ...................................  B - 32
         SECTION 12.3  POWER OF ATTORNEY ......................................................  B - 32
ARTICLE XIII: MISCELLANEOUS PROVISIONS ........................................................  B - 32
         SECTION 13.1  NOTICES ................................................................  B - 32
         SECTION 13.2  SEVERABILITY ...........................................................  B - 33
         SECTION 13.3  COUNTERPARTS ...........................................................  B - 33
         SECTION 13.4  ENTIRE AGREEMENT .......................................................  B - 33
         SECTION 13.5  FURTHER ASSURANCES .....................................................  B - 33
         SECTION 13.6  SUCCESSORS AND ASSIGNS .................................................  B - 33
         SECTION 13.7  WAIVER OF ACTION FOR PARTITION .........................................  B - 33
         SECTION 13.8  CREDITORS ..............................................................  B - 33
         SECTION 13.9  REMEDIES ...............................................................  B - 33
         SECTION 13.10  WRITING REQUIREMENT ...................................................  B - 33
         SECTION 13.11  WAIVER ................................................................  B - 34
         SECTION 13.12  APPLICABLE LAW ........................................................  B - 34
         SECTION 13.13  SIGNATURES ............................................................  B - 34

MEMBER SIGNATURE PAGE .........................................................................  B - 35

SCHEDULE A ....................................................................................  B - 36
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                               OPERATING AGREEMENT

                                       OF

                             AMERIFIRST FUND I, LLC

      OPERATING AGREEMENT, dated as of September 25, 2002 (the "Agreement"), by AmeriFirst Financial Sevices, Inc., and each of the Members (as defined below) listed on Schedule A, annexed hereto, as the same shall be updated by the Manager from time to time, and that have executed this Agreement by signing one of the counterpart signature pages annexed hereto.

                                    RECITALS

      WHEREAS, AmeriFirst Fund I, LLC (the "Company") was formed on September 20, 2002, as a Florida limited liability company pursuant to Florida Limited Liability Company Act, 608 Fla.C.Section 608.401, et seq., as amended from time to time (the "Florida Act");

      WHEREAS, the Company has been established for the purpose of acquiring life insurance policies ("Life Insurance Policies") for less than the face amount of the Life Insurance Policy by providing living benefits to terminally ill and chronically ill persons and senior citizens in exchange for an assignment of, and an irrevocable beneficial interest in, and right to receive the face value of, such Life Insurance Policy ("Life Settlements"); and

      WHEREAS, the Manager shall be the Manager of the Company and without limiting any other rights, powers or duties specified in this Agreement, shall have all of the rights, powers and duties specified under the Florida Act.

      NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member(s) agree(s) as follows:

                           ARTICLE I: INTERPRETATION

      SECTION 1.1 DEFINITIONS. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings:

      "AFFILIATE." (i) Any officer, member, partner, director or controlling shareholder of the Person in question; (ii) any Person controlling, controlled by or under common control with any Person described in (i) above; (iii) any officer, member, director, trustee or general partner of


                                      B-1
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any Person described in (i) or (ii) above; and (iv) any Person who is a member, other than as a limited partner, with any Person described in (i) or (ii) above in a joint venture, limited liability company, general partnership or similar form of unincorporated business association. For purposes of this definition, the term `control' shall also mean the control or ownership of 10% or more of the beneficial interest in the Person to whom referred.

      "ARTICLES OF ORGANIZATION." The Articles of Organization of the Company, and any amendments thereto, executed and filed in accordance with the Florida Act.

      "CAPITAL ACCOUNT." With respect to each Member, a single account established and maintained for such Member in accordance with the principles of Sections 1.704-1(b)(2)(iv) and 1.704-2 of the Regulations. Subject to the preceding sentence, each Capital Account will initially equal the amount of the Capital Contribution made by such Member at the time such Member is admitted as a Member in the Company and, throughout the term of the Company, will be (i) increased by the amount of (A) Net Income and income and gains allocated to such Member pursuant to Article IV and (B) the amount of any cash and the Value of any property (net liabilities secured by the property that the Company is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code) subsequently contributed by such Member to the Company and (ii) decreased by the amount of (A) Net Losses and deductions and expenditures described in Section 705(a)(2)(B) of the Code, allocated to such Member pursuant to Article IV and (B) the amount of cash and the Value of (net of liabilities secured by the property that the Member is considered to assume or take subject to pursuant to the provisions of Section 752 of the Code) of any property distributed to such Member pursuant to Articles V and IX.

      "CAPITAL CONTRIBUTIONS." Any contributions made to the Company pursuant to
Article III by the Members or any one Member, as the case may be (or the predecessor holders of the Interests of such Members).

      "CODE." The Internal Revenue Code of 1986, as amended, and as may be amended from time to time.

      "FISCAL YEAR." The fiscal year of the Company as determined in accordance with Section 6.1 of this Agreement.

      "INDEMNIFIED PERSON." Any Member; any Affiliate of a Member; any officer, director, manager, shareholder, partner, member, employee, representative or agent of any Member; and any employee or agent of the Company.

      "INSURED." Any individual named as the insured in the Life Insurance
Policy.

      "INTEREST." The ownership interest of a Member in the Company as reflected in the records maintained by the Company at its offices, as the same may, from time to time, be


                                      B-2
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required to be amended (which shall be considered personal property for all purposes), consisting of such Member's share in allocations and distributions.

      "Life Settlements Account." A separate, interest-bearing account, for which funds deposited therein are held for the benefit of the Members and shall be subject to distribution in accordance with this Agreement and the Servicing Agreement.

      "MANAGER." AmeriFirst Financial Services, Inc. or any Person replacing AmeriFirst Financial Services, Inc.

      "MATURITY." The time at which the proceeds of a Life Insurance Policy become due (i.e., upon the death of the Insured).

      "MEMBER." An owner of the Units in the Company, unless the instruments through which the Units were Transferred to the owner did not also convey the transferor's status as a Member.

      "NASD." NASD, Inc.

      "NET INCOME OR NET LOSS." respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Section 705(a)(2)(B) of the Code; provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any of the Company's assets shall be computed as if the adjusted basis of such asset of the Company on the date of such disposition equaled its book value as of such date, (ii) if any of the Company's assets is distributed in kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any of the Company's assets shall be computed by assuming that the adjusted basis of such asset of the Company equaled its book value determined under the methodology described in Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations; provided, further, that any item (computed with the adjustments in the preceding provision) allocated under Section 4.2 hereof shall be excluded from the computation of Net Income and Net Loss.

      "NET PROCEEDS." The net proceeds paid from the Life Insurance Policies at Maturity.

      "PERSON." An individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.


                                      B-3
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      "PRESUMED TAX LIABILITY." For any Member for any Fiscal Year, an amount equal to the product of (a) the amount of taxable income allocated to such Member for that Fiscal Year and (b) the Presumed Tax Rate.

      "PRESUMED TAX RATE." The highest effective combined Federal and state income tax rate applicable during such Fiscal Year to a natural person residing in one of the States in which individual Members reside, based on the highest marginal Federal income tax rate and the highest marginal state income tax rates (after giving effect to the Federal income tax deduction for such state taxes and disregarding the effects of Section 67 and 68 of the Code).

      "PRO RATA SHARE." A proportionate share equal to the Capital Account of the Member divided by the aggregate Capital Accounts of all Members.

      "PROSPECTUS." The final prospectus filed with the Securities and Exchange Commission for the public offering of the Units.

      "REGULATIONS." The Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations.)

      "RETURN." The amount actually received, in proportion to such Member's Pro Rata Share, on a Life Insurance Policy at Maturity.

      "SERVICING AGREEMENT." The agreement entered into between the Company and a third party servicer, in connection with the servicing of the Life Insurance Policies, in the form attached as an exhibit to the Prospectus.

      "SUBSCRIPTION AGREEMENT." The document that is an exhibit to and part of the Prospectus that every Person who buys Units of the Company must execute and deliver with full payment for the Units and which, among other provisions, contains the written consent of each Member to the adoption of this Agreement.

      "SUBSTITUTED MEMBER." Person admitted to the Company as a substituted Member under Article IX.

      "TRANSFER/TRANSFERRED." The mortgage, pledge, hypothecation, transfer, sale, assignment, gift or other disposition, in whole or in part, of an Interest, whether voluntarily, by operation of law or otherwise.

      "UNITS." Represent fractional undivided beneficial Interests in the income to be generated from Life Insurance Policies acquired by the Company and that are (a) issued to Members upon their admission to the Company under the Subscription Agreement and the Prospectus, or (b) Transferred to those who become Substituted Members.


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      "VALUE." Fair market value.

      SECTION 1.2 TERMS DEFINED ELSEWHERE. The following terms have been defined in the locations set forth below.

DEFINED TERM LOCATION

Adjusted Capital Account ...................................  Section 4.2(c)
Agreement...................................................  Caption
Capital Call................................................  Section 3.3
Company.....................................................  1st Recital
Company Counsel.............................................  Section 6.7(d)
Family Member ..............................................  Section 10.4(b)(i)
Florida Act.................................................  1st  Recital
Life Insurance Policies.....................................  2nd Recital
Life Settlements............................................  2nd Recital
Manager Default.............................................  Section 6.8
Permitted Transferee........................................  Section 9.4(b)
Rules.......................................................  Section 6.7(d)
Special Reserve Escrow Account..............................  Section 3.3
TMP.........................................................  Section 8.4

      SECTION 1.3 CAPTIONS. The captions used in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.

      SECTION 1.4 CONSTRUCTION. Unless the context otherwise requires, the terms defined in Sections 1.1 and 1.2 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate; the use of the masculine gender shall be deemed to include the neuter and feminine genders wherever necessary or appropriate and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.


                                      B-5
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                    ARTICLE II: THE COMPANY AND ITS BUSINESS

      SECTION 2.1 FORMATION OF COMPANY. The Company has been organized as a Florida limited liability company pursuant to the provisions of the Florida Act. The rights and liabilities of the Members, the management of the affairs of the Company and the conduct of its business shall be as provided in the Florida Act, except as herein otherwise expressly provided.

      SECTION 2.2 NAME. The name of the Company shall be AmeriFirst Fund I, LLC, but the Manager, in its discretion, may change the name of the Company at any time and from time to time upon written notice to the Members.

      SECTION 2.3 TERM OF COMPANY. The existence of the Company shall be deemed to have commenced as of the date of the initial filing of the Articles of Organization with the office of the Department of State of the State of Florida on September 20, 2002 and shall terminate on December 31, 2027, unless earlier dissolved or terminated in accordance with Article XI of this Agreement or as provided by law.

      SECTION 2.4 PURPOSES OF COMPANY. The Company may engage in any lawful act or activity for which limited liability companies may be formed under the Florida Act and engage in any and all activities necessary or incidental.

      SECTION 2.5 REGISTERED OFFICE AND REGISTERED AGENT AND PRINCIPAL BUSINESS OFFICE. The registered office of the Company required by the Florida Act to be maintained in the State of Florida shall be at such place as set forth in the Articles of Organization, or at such other location as may hereafter be determined by the Manager. The registered agent of the Company in the State of Florida shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Manager may designate from time to time. The principal office of the Company shall be at 814 Highway A1A, Suite 300, Ponte Vedra Beach, Florida 32082 or at such other place as the Manager may designate from time to time, and the Company shall maintain records as such place as required by the Florida Act.

      SECTION 2.6 FILINGS. (a) The Manager is authorized to execute, file and record all such certificates and documents, including amendments to the Articles of Organization, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Florida and any other jurisdiction in which the Company may own property or conduct business, including, without limitation, qualification of the Company as a foreign limited liability company in any state in which such qualification is required. The Manager is authorized to execute, file and publish, or cause to be filed and published, with the proper authorities in each jurisdiction where the Company conducts business, such certificates or documents in connection with the conduct of business pursuant to a fictitious name or similar statute.


                                      B-6
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      (b) The Members from time to time shall execute, acknowledge, verify, file, record and publish all such applications, certificates and other documents, and do or cause to be done all such other acts as the Manager may deem necessary or appropriate to comply with the requirements of law for the formation, qualification and operation of the Company as a limited partnership in all jurisdictions in which the Company shall desire to conduct business.

      SECTION 2.7 NAMES OF MEMBERS. The name of each Member is set forth on the signature pages hereto and the name, address and Capital Contribution of each Member are set forth on the records maintained by the Company at its offices for such purpose. If necessary, such records shall from time to time be amended to reflect any changes to the information set forth therein.

      SECTION 2.8 RECAPITALIZATION, ACQUISITIONS, RESTRUCTURING AND MERGERS. The Company may participate in or be a party to any recapitalization, sale of substantially all of its assets, restructuring or merger in accordance with and as allowed by the Florida Act and subject to any other applicable terms of this Agreement and the Florida Act; provided, however, that no recapitalization, sale of substantially all of its assets, restructuring or merger which adversely affects the Members shall proceed without the approval of Members with Capital Accounts that are more than two-thirds of the Capital Account of all Members.

                ARTICLE III: COMPANY INTERESTS AND CAPITALIZATION

      SECTION 3.1 CAPITAL CONTRIBUTION OF THE MANAGER. (a) The Manager has contributed $10.00 to the capital of the Company in cash or property and is a Member of the Company.

      (b) The Manager shall not be required to contribute any additional capital to the Company or, except as expressly set forth in this Agreement, to lend any funds to the Company.

      SECTION 3.2 CAPITAL CONTRIBUTIONS OF MEMBERS. The Members shall acquire Units in accordance with the terms of the Subscription Agreement or any future subscription material approved by the Manager. The names, addresses, date of admissions and Capital Contributions of the Members shall be set forth in a schedule maintained by the Manager in the form attached hereto as Schedule A. The Manager shall update the schedule to reflect the then current ownership of Units without any further need to obtain the consent of any Member, and the schedule, as revised from time to time by the Manager, shall be presumed correct absent manifest error. Any Member shall have a right to inspect such schedule upon written request to the Manager.

      "Capital Contribution" shall include cash contributions or otherwise, including contributions of entire or fractional interest in Life Insurance Policies, or a rollover of assets from a qualified plan, such as an Individual Retirement Account.


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      SECTION 3.3 RESERVE ACCOUNT; CAPITAL CALL. (a) The Company shall establish a special reserve escrow account (the "Special Reserve Escrow Account")to pay premiums on all Life Insurance Policies. The Special Reserve Escrow Account shall equal approximately 150% of the annual premiums for the estimated life expectancies of the individual insureds in the pool of Life Insurance Policies.

      (b) In the event that sufficient funds are unavailable to pay the premiums on the Life Insurance Policies and a Life Insurance Policy would lapse, the Manager shall have the right, in its sole discretion, to require all Members to make additional Capital Contributions ("Capital Call") of up to six (6) months premiums to insure that no Life Insurance Policy lapses. The Members will make the Capital Call in proportion to their Interests in the Company. Capital Calls made pursuant to this provision shall be made within thirty (30) days after receipt of notice from the Manager. If a Member shall default in making any such Capital Call, then the other Members shall have, with respect to the defaulted Capital Contribution, the right to contribute, pro rata, and receive a premium to be determined by the Manager of the Interest attributable to the defaulted Capital Contribution.

      (c) In connection with any expenses incurred by the Company, not in the ordinary course of business (i.e., costs in servicing Life Insurance Policies or litigation costs), the Manager may, at its sole direction establish a contingency reserve to cover such expenses. If the funds in such contingency reserve are inadequate to cover such expenses, the Manager may require Members to make a Capital Call to such reserve in proportion to their Interests in the Company. Upon the termination of the Company, the balance of the Special Reserve Escrow Account shall be distributed, pro rata to the contributing Members adjusted to take into account any premiums set forth in subparagraph (b) above.

      SECTION 3.4 NO WITHDRAWAL OF CAPITAL CONTRIBUTIONS; RETURN OF CAPITAL CONTRIBUTIONS. (a) No Member shall be entitled to withdraw, reduce or demand any part of its Capital Contribution or to receive any distributions from the Company, except as expressly provided in Article V and Section 10.3 of this Agreement. No Member shall have the right to receive interest on its Capital Contribution.

      (b) None of the Members, nor any of their respective Affiliates, nor any officer, member, director, shareholder, employee or agent of the Members or their Affiliates, shall be personally liable for the return or repayment of any Capital Contribution.

      SECTION 3.5 NO OBLIGATION TO RESTORE NEGATIVE BALANCES IN CAPITAL ACCOUNTS. No Member shall have an obligation, at any time during the term of the Company or upon its liquidation, to pay to the Company or any other Member or third party an amount equal to the negative balance in such Member's Capital Account.

      SECTION 3.6 LIABILITY OF MANAGER AND MEMBERS AND THEIR AFFILIATES. Except as otherwise provided by applicable law, the debts, obligations and

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liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; neither the Manager nor any Member nor any Affiliate of the Manager or any Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager or Member or being an Affiliate of either of them.

      SECTION 3.7 CONTRIBUTIONS OF LIFE INSURANCE POLICIES. The Manager, in its sole discretion, may accept, in lieu of cash, from anyone other than an Affiliate of the Manager or the Company, as an initial Capital Contribution in exchange for Units in the Company, an entire or fractional interest in Life Insurance Policies.

         ARTICLE IV: ALLOCATIONS OF PROFITS, LOSSES AND CAPITAL ACCOUNTS

      SECTION 4.1 ALLOCATION OF NET INCOME AND NET LOSS. Except as provided in
Section 4.2, the Company's Net Income or Net Loss, as the case may be, and each item of income, loss and deduction entering into the computation thereof, for each Fiscal Year shall be allocated as follows:

      (a) Net Income and Net Loss for such Fiscal Year shall be allocated as follows:

            (i) Net Income of the Company shall be allocated to the Members on their Pro Rata Share.

            (ii) All Net Losses shall be allocated to the Members on their Pro Rata Share after reimbursement to the parent of the Manager of .5% of the gross proceeds of the Offering of Units to cover a portion of the expenses of the offering.

      (b) Notwithstanding the provisions of Sections 4.1 (a) hereof, in the Fiscal Year in which the Company is liquidated, the Manager shall allocate Net Income, Net Loss and items of income, gain, loss and deduction to the extent possible to cause distributions to the Members, to equal the distributions the Members would have received were liquidating distributions effected pursuant to
Article V hereof.

      SECTION 4.2 OTHER ALLOCATION PROVISIONS. (a) Items of tax expense payable by the Company or withheld on income received by the Company shall be included in the computation of Net Income and Net Loss and allocated pursuant to Section
4.1 hereof, provided, that where an item of tax expense payable by the Company or where a withholding tax on income or payments received by the Company is allocated, under applicable law, with respect to income allocable to some (but not all) of the Members or to the extent income allocable to some of the Members is exempt from tax in the hands of the Company, such tax expense or withholding shall be allocated, as reasonably determined by the Manager, only to such Members to whom allocations of income are subject to tax in the hands of the Company and distributions to the Members shall be adjusted appropriately.

      (b) If there is a net decrease in "Company minimum gain" (within the meaning of Section 1.704-2(d) of the Regulations) for a Fiscal Year, then there shall be allocated to each Member items of income and gain for that Fiscal Year equal to that Member's share of the net decrease in "Company minimum gain" (within the meaning of Section 1.704-2(g)(2)of the Regulations) subject to the exceptions set forth in Sections 1.704-2(f)(2), (3) and (5) of the Regulations, provided, that if the Company has any discretion as to an exception set forth pursuant to Section 1.704-2(f)(5)of the Regulations, the Manager may exercise such discretion on behalf of the Company. The Manager shall, if the application of the "minimum gain chargeback" requirement pursuant to Section 1.704-2(f)(4) of the Regulations would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the "minimum gain chargeback" requirement. The foregoing is intended to be a "minimum gain chargeback" provision as described in Section 1.704-2(f) of the Regulations and shall be interpreted and applied in all respects accordingly.

      If during the Fiscal Year there is a net decrease in Member nonrecourse debt minimum gain (as determined in accordance with Section 1.704-2(i)(3) of the Regulations), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member nonrecourse debt minimum gain (determined in accordance, with Section 1.704-2(i)(5)-2 of the Regulations as of the beginning of the Fiscal Year shall, subject to exceptions set forth in Section 1.704-2(i)(4)of the Regulations (provided, that if the Company has any discretion as to an exception, the Manager may exercise such discretion on behalf of the Company) shall be allocated items of income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member's share of the net decrease in the Member nonrecourse debt minimum gain. The Manager shall, if the application of the Member nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the minimum gain chargeback requirement pursuant to Sections 1.704-2(f)(4) and 1-704-2(i)(4)of the Regulations. The foregoing is intended to be the "chargeback of Member nonrecourse debt minimum gain" required by Section 1.704-2(i)(4) of the Regulations and shall be interpreted and applied in all respects accordingly.

      (c) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Sections 1.704-1(b),(2)(ii)(d), (5) or (6) of the Regulations, which causes or increases a deficit balance in the Member's Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a "qualified income offset" provision as set forth in Section 1.704-1 (b)(2)(ii)(d) of the Regulations and shall be interpreted and applied in all respects accordingly.

      A Member's "Adjusted Capital Account", at any time, shall equal the Member's Capital Account at such time (x) increased by the sum of (A) the amount of the Member's share of

Company minimum gain (as defined in Sections 1.704-2(g)(1) and (3) of the Regulations, (B) the amount of the Member's share of Member nonrecourse debt minimum gain (as defined in Section 1.704-2(i)(5) of the Regulations), and (C) any amount of the deficit balance in its Capital Account the Member is obligated to restore on liquidation of the Company or other amount that the Member is treated as obligated to restore pursuant to Sections 1.704-1 (b)(2)(ii)(c) and
(y) of the Regulations, decreased by reasonably expected adjustments, allocations and distributions set forth in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)of the Regulations. This definition shall be interpreted consistently with Section 1.704-1 (b)(2)(ii)(d)of the Regulations.

      (d) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, that an allocation pursuant to this Section 4.2(d). shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this
Section 4.2(d) were not in this Agreement.

      (e) Notwithstanding anything to the contrary in this Article

            (i) Company losses, deductions or expenditures described in Section 705(a)(2)(b) of the Code, that are attributable to a particular Member nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Section 1.704-2(i) of the Regulations; and,

            (ii) Company losses, deductions or expenditures described in Section 705(a)(2)(b) of the Code, that are attributable to Company nonrecourse liabilities shall be allocated to the Members in proportion to their Capital Contributions.

      (f) Notwithstanding any provision of Section 4.1 hereof, no allocation of Net Losses, shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Losses that would be made to a Member but for this Section 4.2(f) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this
Section 4.2(f). To the extent allocations of Net Losses cannot be made to any Member because of this Section 4.2(f), such allocations shall be made to the Members in accordance with Section 4.1 hereof notwithstanding this Section 4.2(f).

      (g) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Paragraphs (c), (d), (f) or (h) of this
Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with Paragraphs (b), (c), (d), (f), and
(h) of Section 4.2 hereof, which negate as rapidly as possible the effect of all such inconsistent allocations under said Paragraphs (c), (d), (f) and (h).

      (h) Except to the extent otherwise required by the Code and Regulations, if an Interest in the Company or part thereof is Transferred in any Fiscal Year, the Net Income, Net Loss and items of income, gain, loss, deduction and credit allocable to the Interest in the Company for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year that such Interest is held by each of them, except that, if they agree between themselves and so notify the Manager within thirty (30) days after the Transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

      (i) In determining the Members' share of the excess nonrecourse liabilities of the Company, if any, for purposes of Section 1.752-3(a)(3) of the Regulations, the Members' share of Company profits shall be proportional to the Members' Capital Contributions.

      (j) Any allocations made pursuant to this Article IV shall be made in the following order:

            (i)   Section 4.2(b);

            (ii)  Section 4.2(c);

            (iii) Section 4.2(e);

            (iv)  Section 4.2(g);

            (v)   Section 4.2(a);

            (vi)  Section 4. 1; and

            (vii) Section 4.2(d).

      These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the Fiscal Year. These allocations shall be made consistently with the requirements of Section 1.704-2(j)of the Regulations.

      (k) The Manager may vary the allocations provided for in this Article IV to the extent it believes it reasonably necessary to comply with the requirements of Sections 1-704-1(b)and 1.704-2 of the Regulations, provided, that any variations in the amounts allocated to a Member shall not materially affect the amounts distributed to such Member.

      SECTION 4.3 ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss were allocated under
Section 4.1 and 4.2; provided, however, that solely for Federal, state and local income and franchise tax purposes not for book or Capital Account purposes--income, gain, loss and deduction with respect to any property properly carried, on the Company's books at a book value other than the tax basis of such property shall be allocated in a manner determined in the Manager's discretion, so as to take into account (consistently with Section 704(c) of the Code and Section 1.704-3 of the Regulations) the difference between such property's book value and its tax basis.

      SECTION 4.4 WITHHOLDING. The Company shall comply with withholding requirements under Federal, state and local laws and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount withheld has not been withheld from actual distributions, the Company may, at its option,
(i) require the Member to reimburse the Company for such withholding, which reimbursement shall be treated as a reduction in the deemed distribution to the Members referred to in the previous sentence by such Member, or (ii) reduce any subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

      SECTION 4.5 CAPITAL ACCOUNTS. The Company shall establish and maintain a separate Capital Account for each Member and its legal representatives, successors and permitted assigns in accordance with the definition of "Capital Account" in Article I above.

                            ARTICLE V: DISTRIBUTIONS

      SECTION 5.1 DISTRIBUTIONS. Except for any distributions expressly required or permitted to be made under this Article V and subject to Sections 5.4 and 5.5, the amount and timing of all distributions of cash and of property other than cash, will be at the discretion of the Manager; provided, however, no distribution is permitted, if after the distribution, the Company would be insolvent. All distributions pursuant to this Section 5.1 will be made to the Members as follows:

      (a) An amount equal to the Net Proceeds, less all amounts previously distributed to the Members, shall be distributed to the Members in proportion to their respective Pro Rata Share; and

      (b) Any cash or other property, other than Life Insurance Policies and Capital Contributions that have not been invested, remaining after the distributions set forth in Paragraph (a) above and after retention of any reserves deemed appropriate by the Manager, in its sole discretion, shall be distributed to the Manager.

      SECTION 5.2 CERTAIN STATE AND LOCAL TAXES. Notwithstanding Section 5.1 above, if the Manager, or any direct or indirect shareholder or other equity owners of the Manager (other than a C corporation or an individual) is required to recognize state or local income or franchise taxes, in the state of Florida or any other state or interest or penalties in respect thereof, with respect to any allocations or distributions made to the Members with respect to any Fiscal Year, the Company shall distribute to the Manager an amount which, after deducting all Federal, state and local income taxes payable by the Manager as a result of receiving the distribution (taking into account the deductibility of state and local income taxes against Federal income tax and the deductibility, if any, of local income taxes against state taxes) shall equal the amount of such state or local income or franchise taxes or interest or penalties, and the distributions to the Member's shall be reduced to the extent of the distributions hereunder.

      SECTION 5.3 TIMING OF DISTRIBUTIONS. Unless as otherwise provided in this Agreement, the Manager shall use reasonable efforts to make the distributions provided in Sections 5.1(a) and (b) above promptly after the Company receives Life Insurance Policy proceeds at Maturity but not later than the last business day of the following month after receipt. In any event, such Life Insurance Policy proceeds will be immediately deposited in an interest bearing account upon receipt by the Manager. All other distributions shall be made in at the sole discretion of the Manager.

      SECTION 5.4 LIMITATIONS ON DISTRIBUTIONS. Notwithstanding anything herein contained to the contrary, no distribution under this Agreement shall be made if such distribution would violate the Florida Act. A Member who receives a distribution in violation of the Florida Act shall be liable to return the distribution to the Company if the Member knew that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the Value of the assets of the Company (except that the Value of property that is subject to a liability for which recourse of creditors is limited shall be included in the assets of the Company only to the extent that the Value of that property exceeds that liability). A manager and managing member who votes for or assents to a distribution in violation of this Agreement or the Florida Act shall be personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without such violation if it is established that person did not meet their duties as set forth in the Florida Act. In addition, no distribution shall be made to any Member to the extent that such Member has not satisfied any outstanding capital call as set forth in Section 3.3 herein.

      SECTION 5.5 RESERVES. In connection with any distribution to a Member under this Article V, the Manager shall cause the Company to establish such reserves as it deems reasonably necessary for any contingent or unforeseen Company liabilities, and, at the expiration of such period as shall be deemed advisable by the Manager, the balance shall be distributed to such Member (or such Member's legal representative).

      SECTION 5.6 TAX DISTRIBUTIONS. For each Fiscal Year, the Company shall, during such Fiscal Year or the immediately subsequent Fiscal Year, but no later than sixty (60) days following the end of such Fiscal Year, use its best efforts to distribute to each Member, with respect to such Fiscal Year, if a distribution equal to or exceeding such amount has not been previously made, an amount equal to such Member's Presumed Tax Liability for such Fiscal Year. Any amount distributed pursuant to this Section 5.6 shall be deemed to be advance distributions of amounts otherwise distributable to the Members pursuant to
Section 5.1 and shall reduce the amounts that would subsequently otherwise be distributable to the Members pursuant to Section 5.1 in the order they would otherwise have been distributable.

      SECTION 5.7 INCORRECT DISTRIBUTIONS. To the extent distributions pursuant to this Article V were incorrectly made, as determined by the financial statements of the Company, the recipients shall promptly repay all incorrect payments and the Company shall have the right to set off any current or future sums owing to such recipients against any such incorrectly paid amount.

      SECTION 5.8 DISTRIBUTIONS IN KIND. In the event any proceeds available for distribution consist of items other than cash, the Members shall be entitled to their shares of each such asset in the same proportions as if such distribution were cash distributions in an amount equal to the Value thereof.

                             ARTICLE VI: MANAGEMENT

      SECTION 6.1 MANAGEMENT POWERS OF THE MANAGER. (a) The Manager shall manage the Company, and without limiting any other rights, powers or duties specified in this Agreement, shall have all of the rights, powers and duties specified under the Florida Act. Except as expressly limited by the provisions of this Agreement and the Florida Act, the Manager shall have the full, exclusive and absolute right, power and authority to manage and control the Company and the property, assets, affairs and business thereof. Except as so expressly limited, the Manager shall have all of the rights, powers and authority conferred upon it by law or under the provisions of this Agreement. Except as expressly provided herein or as otherwise required by the Florida Act, the Members shall have no voice or participation in the management of the Company's business, and no power to bind the Company or to act on behalf of the Company in any manner whatsoever. However, a majority in interest of the Members shall designate, appoint, elect, and replace the manager by a vote in person or by consent.

      (b) The Manager shall have the power and authority to effectuate the purposes of the Company as set forth in this Agreement. The Manager shall not permit the Company to undertake any activity that would cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or cause some or all of the Company's assets to be "plan assets" or the trading and investment activity of the Company to constitute "prohibited transactions" under the Code and the Employee Retirement Income Security Act of 1974, as may be amended.

      (c) Without limiting the generality of the foregoing Sections 6.1(a) and

      (d) the Manager shall have the power on behalf of the Company to:

            (i) authorize and engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member or any Affiliate of any Member;

            (ii) call meetings of Members or any class or series thereof, on reasonable notice, for such purposes as the Manager shall determine, and, in the Manager's sole discretion, permit Members to vote by proxy at such meetings; the Members with capital accounts that constitute a majority of the capital accounts of all Members or class of Members for whom the meeting is called shall constitute a quorum at any such meeting;

            (iii) determine and make distributions, in cash or otherwise, on Interests, in accordance with the provisions of this Agreement and the Florida Act;

            (iv) establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations, dividends and voting rights;

            (v) redeem, repurchase or exchange, on behalf of the Company, Interests which may be so redeemed, repurchased or exchanged;

            (vi) appoint (and dismiss from appointment) attorneys and agents on behalf of the Company, and employ (and dismiss from employment) any and all persons providing legal, accounting or financial services to the Company, or such other employees or agents as the Manager deems necessary or desirable for the management and operation of the Company, including any Member or any Affiliate of any Member;

            (vii) open accounts and deposit, maintain and withdraw funds in the name of the Company in banks, savings and loan associations, brokerage firms or other financial institutions;

            (viii) effect a dissolution of the Company and act as liquidating trustee or the Person winding up the Company's affairs, all in accordance with the provisions of this Agreement and the Florida Act;

            (ix) bring and defend, on behalf of the Company, actions and proceedings, at law or in equity, before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

            (x) prepare and cause to be prepared reports, statements and other relevant information for distribution to Members, as may be required or determined to be necessary or desirable by the Manager from time to time;

            (xi) effect: (a) a sale or exchange of all or substantially all of the assets of the Company, (b) a merger or consolidation or similar transaction of the Company (whether the Company or another Person is the surviving entity of such transaction), (c) a sale of all of the Interests of the Company, or (d) any similar transaction; provided, however, that if any transaction set forth in
(a), (b), (c) or (d) above adversely affects the Members, the vote of the Members whose aggregate Capital Accounts equal or exceed two-thirds of the aggregate of all Members' Capital Accounts shall be required to effect any such transaction;

            (xii) prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Company; and

            (xiii) execute all other documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.

      The expression of any power or authority of the Manager in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

      SECTION 6.2 MANAGER'S OBLIGATIONS. The Manager shall operate the business of the Company in the ordinary course of business, including without limitation, identifying potential life insurance policies for the Company to acquire, management of cash and cash equivalents, providing office space as necessary and telephones and any other necessary telecommunications and office support and supplies. In addition, the Manager shall service the Life Insurance Policies, monitor the Insured and conduct medical and insurance due diligence review of the Life Insurance Policies, or outsource such responsibilities to a third party.

      SECTION 6.3 PROCEDURES. Any action requiring the affirmative approval or vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting called upon not less than seven (7) days notice to the Members or, in lieu thereof, by consent of Members delivered to the Manager with the required percentage of the Interests in the Company, followed by notice to all the Members. To the extent any vote of the Members not covered by this Agreement may be required under the Florida Act or any other law, the Members shall vote in accordance with the percentage that their Capital Accounts represent of the aggregate of all Capital Accounts of Members. The Manager may establish such additional and reasonable procedures (in the form of By-laws or otherwise) relating to notice of the time, place or purpose of a meeting of the Members, the waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, or any other matter with respect to the exercise of any such right to vote and with respect to the replacement of lost Certificates.

      SECTION 6.4 MANAGER'S DUTY TO DEVOTE TIME. The Manager shall be responsible for the conduct of the business of the Company as set forth in this Agreement in such a manner as to maximize the value of the Company's assets, and the Manager shall devote such resources to the Company business as shall be necessary or useful to manage and supervise the Company's business and affairs in a proper and efficient manner.

      SECTION 6.5 CONDUCT OF MANAGER; LIMITED LIABILITY OF THE MANAGER. (a) The Manager shall perform its duties hereunder in accordance with the applicable provisions (and any successor provision) of the Florida Act.

      (b) The liability of the Manager shall be eliminated and limited to the maximum extent permitted by the Florida Act and any other applicable law.

      (c) The Manager shall have fiduciary responsibility for the safekeeping and use of all funds, property and assets of the Company, whether or not in its control, and shall not employ, or permit another to employ, such funds, property or assets in any manner except as otherwise expressly set forth herein or for the benefit of the Company.

      SECTION 6.6 INDEMNIFICATION.

      (a) To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement; provided, however, that any indemnity under this Section 6.6 shall be provided out of and to the extent of company assets only, and no Member shall have any personal liability on account thereof. The right of indemnification pursuant to this
Section 6.6 shall include the right to be paid, in advance, or reimbursed by the Company for the reasonable expenses incurred by an Indemnified Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      (b) The Manager shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each of the employees and agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

      SECTION 6.7 CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND THE MANAGING MEMBER AND ITS AFFILIATES.

      (a) Nothing herein shall preclude the Manager and its Affiliates from receiving any of the fees for due diligence review, medical review, processing, administering, monitoring, closing and filing claims for the Life Insurance Policies, as more fully described in the Prospectus, provided, that such compensation does not reduce the Returns paid to the Members.

      (b) Counsel to the Company may also be counsel to the Manager or any Affiliate of the Manager. The Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to any applicable rules of professional conduct or similar rules ("Rules"). The law firm engaged as legal counsel to the Company in connection with the formation of the Company and the offer and sale of Units ("Company Counsel") is not involved in the underwriting, documentation or routine servicing of the Life Insurance Policies acquired by the Company. Each Member acknowledges that Company Counsel does not and will not represent any Member, and that in the absence of a clear and explicit written agreement, Company Counsel shall owe no duties directly to any Member. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Member and the Company, or between any Member or the Company, on the one hand, and the Manager or its Affiliate, on the other hand, then each Member agrees that Company Counsel may represent either the Company or such Manager or its Affiliate, or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

      (c) Each Member further acknowledges that Company Counsel has represented only the interests of the Manager and not the Members in connection with the formation of the Company and the preparation and negotiation of this Agreement, and each Member acknowledges that it has been afforded the opportunity to consult with independent counsel with regard thereto.

      SECTION 6.8 DEFAULT OF MANAGER. (a) Upon the occurrence of a Manager Default (as defined below), the Manager shall give prompt written notice of the Manager Default to the Company and the Company shall give written notice to the Members at the addresses appearing in list of Members prepared in accordance with Section 7.5(b) below. If the Manager fails to cure the Manager Default or is incapable of curing the Manager Default, the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Account at such time, may (a) terminate all of the rights and obligations of the Manager, or (b) elect to waive the Manager Default; provided, however, a Manager Default in connection with the Manager's failure to make any required deposits or payments may not be waived. Upon any waiver of a past Manager Default, the Manager Default shall cease to exist, and any Manager Default arising therefrom shall be deemed to have been remedied for every purpose. No waiver shall extend to any subsequent or other Manager Default or impair any right of the Members in connection with the Servicing Agreement except to the extent expressly so waived.

      Upon receipt by the Manager of a termination notice, the Manager shall continue to perform all servicing functions under the Servicing Agreement until the date specified in the termination notice or as otherwise specified by the Company in writing or, if no date is specified in the termination notice, until a date agreed upon by the Company.

      (b) A Manager Default refers to any one of the following events which shall occur and be continuing:

            (i) any failure by the Manager to report or give instructions or notice to the Company on or before the date occurring five (5) business days after the date the report or the instruction or notice is required to be given, as the case may be; or

            (ii) failure on the part of the Manager to observe or perform in any material respect any other covenants or agreements which has a material adverse effect on the Members and which continues unremedied for a period of thirty (30) days after the date on which written notice of the failure requiring the same to be remedied shall have been given to the Manager by the Company, or to by the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Account at such time; or

            (iii) the Manager's delegation of its duties; or

            (iv) any representation, warranty or certification made by the Manager in the agreements comprising the Servicing Agreement(s), shall prove to have been incorrect when made, which has a material adverse effect on the rights of the Members and which continues to be incorrect in any material respect for a period of thirty (30) days after the date on which written notice of the failure requiring the same to be remedied shall have been given to the Manager by the Company, or by the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Account at such time; or

            (v) the Manager shall:

                  o     become insolvent,

                  o     fail to pay its debts generally as they become due,

                  o voluntarily seek, consent to, or acquiesce in the benefit or benefits of any debtor relief law, or

                  o become a party to, or be made the subject of, any proceeding provided by any debtor relief law, other than as a creditor or claimant, and, in the event the proceeding is involuntary, the petition instituting same is not dismissed within ninety (90) days after its filing.

      (c) In the event the Manager is terminated as a result of a Manager Default, the Company may appoint any established financial institution whose regular business includes purchasing Life Insurance Policies to act as successor manager. Upon its appointment, the successor manager shall be the successor in all respects to the Manager and shall be subject to all the responsibilities, duties and liabilities placed on the Manager. All power and authority of the Manager shall pass to and vest in the successor manager, and, without limitation, the successor manager shall execute and deliver all documents and other instruments required of the Manager to be executed or delivered, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of the transfer of servicing rights to the successor manager.

      SECTION 6.9 REMOVAL OF MANAGER; SUCCESSOR. (a) The Manager may be removed from the Company for Cause (as defined below) and as otherwise specifically provided in Section 6.8 or this Section 6.9. For purposes of this Agreement, "Cause" shall mean the Manager (i) has been convicted of a felony, (ii) has committed fraud against the Company or (iii) has acted or omitted to take action on behalf of the Company which act or omission constitutes gross negligence or wilful misconduct. Such removal shall be automatically effective upon a final determination by a court of competent jurisdiction that an event or circumstances constituting Cause has occurred or exists, provided, that any removal of the Manager for Cause shall be effected by a vote of the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Accounts at such time. The Manager may also be removed, other than for Cause, after the Manager has received distributions from the Company that equal or exceed 125% of the aggregate expenses, including without limitation, expenses of, and commissions payable, in connection with the public offering of Interests in the Company, incurred by the Manager and its Affiliates in connection with the business of the Company, provided, that any removal of the Manager pursuant to this Section 6.9 other than for Cause may be effected by a vote of the Members whose aggregate Capital Accounts equal or exceed two-thirds of the aggregate of all Members' Capital Accounts. In the event of the removal or resignation of the Manager, nominations for a successor Manager may be made by Members whose aggregate Capital Accounts exceed ten percent (10%) of the aggregate of all Members' Capital Accounts at such time. Appointment of a successor Manager shall be effected by a vote of the Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Accounts at such time.

      (b) If the Manager is removed from the Company pursuant to Section 6.8 or this Section 6.9 or otherwise withdraws or resigns as Manager, the Manager will have none of the powers of a Manager.

      SECTION 6.10 BORROWING. The Company may borrow money and may borrow up to 100% of the principal amount of the Life Settlements Accounts.

                 ARTICLE VII: BOOKS, RECORDS, TAXES AND REPORTS

      SECTION 7.1 BOOKS OF ACCOUNT. Complete books of account shall be kept by the Manager at the principal office of the Company or at such other office as the Manager may designate. The Fiscal Year of the Company shall begin on January 1 and end on December 31 or such other month as may hereafter be determined by the Manager; provided, however, that the last Fiscal Year of the Company shall end on the date the Company is terminated.

      SECTION 7.2 BANK ACCOUNTS. The Company shall maintain one or more bank accounts for such funds of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Manager shall determine.

      SECTION 7.3 TAX RETURNS. The Company shall prepare income tax returns for the Company and shall further cause such returns to be timely filed with the appropriate authorities. It is contemplated that the Company will be classified as a "partnership" for federal, state and local income tax purposes. The Company and its Members will take such reasonable action as may be necessary or advisable, as determined by the Manager, including the amendment of this Agreement to cause or ensure that the Company shall be treated as a "partnership" for federal, state and local income tax purposes. All elections by the Company for Federal income tax or other tax purposes shall be made by the Manager.

      SECTION 7.4 TAX MATTERS PARTNER. The Manager shall act as the "tax matters partner" ("TMP") of the Company, as such term is defined in Section 6231(a)(7) of the Code, and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6232 of the Code and the Regulations thereunder. The Members agree to perform all acts necessary under Section 6231 of the Code and the Regulations thereunder to designate the Manager as TMP.

      SECTION 7.5 RECORDS. (a) The Manager shall cause the Company to keep the following records, which shall be maintained at the Company's principal place of business and shall be available for inspection and copying by, and at the sole expense of, the Members, or their duly authorized representatives, during reasonable business hours and upon at least five (5) business days' prior written notice to the Manager:

            (i) A copy of the Articles of Organization and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles of Organization or any amendments thereto have been executed;

            (ii) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the three (3) most recent taxable years;

            (iii) A copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed for the three (3) most recent fiscal years;

            (iv) Copies of the financial statements of the Company, if any, for the three (3) most recent Fiscal Years; and

            (v) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past three (3) Fiscal Years, including a list of all Members and Managers and their last known residence, business or mailing address.

      (b) The Manager shall furnish or cause to be furnished by the transfer agent and registrar, if other than the Manager, to the Company within five (5) business days after receipt by the Manager of a request therefor from the Company, in writing, a list in such form as the Company may reasonably require, of the names and addresses of the Members as of the most recent record date for payment of distributions to Members. Members may apply in writing to the Manager, that they desire to communicate with other Members with respect to their rights under the servicing agreement or under the units. If such request is accompanied by a copy of the communication which such applicants propose to transmit, then the Manager, after having been adequately indemnified by such applicants for its costs and expenses, shall afford or shall cause the transfer agent and registrar, if other than the Manager, to afford such applicants access during normal business hours to the most recent list of Members held by the Manager. The list shall be as of a date not more than forty-five (45) days prior to the date of receipt of such applicants' request and shall give the Manager notice that such request has been made, within five (5) business days after the receipt of such application. Every Member, by receiving and holding units, agrees with the Manager that neither the Manager, the transfer agent and registrar, if other than the Manager, nor any of their respective agents shall be held accountable by reason of the disclosure of the names and addresses of the Members, regardless of the source from which such information was obtained.

      SECTION 7.6 CLOSING DATE REPORTS. The Manager shall prepare and deliver to the Company at least two (2) business days prior to each closing date an officer's certificate setting forth the amount of Life Insurance Policies to be purchased on the closing date as measured by the Life Settlements purchase price to be expended therefor and by their face value.

      SECTION 7.7 MANAGER'S QUARTERLY CERTIFICATE. The Manager shall prepare and forward quarterly to the Company, if someone other than the Manager, a Manager's certificate setting forth:

      o the aggregate amount of collections processed during the preceding three months;

      o the aggregate amount of Life Insurance Policies and the balance on deposit in the Life Settlements Account, with respect to collections processed as of the end of the last day of the preceding three months;

      o the aggregate amount, if any, of withdrawals from the Company required to be made on the next succeeding closing date;

      o the aggregate amount of funds, if any, to be deposited in the Company on the next succeeding closing date;

      o     the three months Member statement; and

      o the interest and earnings, net of losses and investment expenses, from the Life Settlements Account for the preceding three months.

      SECTION 7.8 MANAGER'S ANNUAL CERTIFICATE. In addition to the closing date reports and the Manager's quarterly certificate, the Manager shall deliver to the Company on or before April 15th of each calendar year, beginning with April 15, 2003, an officer's certificate stating that (1) a review of the activities and the performance of the Manager during the preceding calendar year and was made under the supervision of the officer signing the certificate and (2) to the best of the officer's knowledge, based on the review, the Manager has fully performed all its obligations throughout such year. If there has been a default in the performance of any obligation, specifying each the default known to the officer and the nature and status thereof. A copy of the certificate may be obtained by any Member by a request in writing to the Company.

      SECTION 7.9 ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SUBSERVICING REPORTS. The Manager, at the sole expense of the Company, shall undertake to cause annual reports to be prepared by independent public accountants for the Company, which reports will be available for inspection by the Members at the offices of the Manager during normal business hours. On or before April 15th of each calendar year, beginning with April 15, 2003, the Manager shall cause, at cost and expense of the Company, a firm of nationally recognized independent public accountants to furnish a report to the Manager covering the preceding annual period to the effect that the accountants have applied agreed-upon procedures to documents and records relating to the servicing of the Life Insurance Policies, compared the information contained in the Manager's units delivered during the period covered by the report with the documents and records and that no matters came to the attention of such accountants that caused them to believe that the servicing was not conducted in compliance with the Servicing Agreement, except for exceptions as the firm shall believe to be immaterial and other exceptions as shall be set forth in such statement. In addition, each report shall set forth the agreed upon procedures performed. A copy of the report may be obtained by any Member by a request in writing to the Manager. In addition, on or before April 15th of each calendar year, beginning with April 15, 2003, the Manager shall also, at the Company's sole cost and expense, cause a firm of nationally recognized independent public accountants to furnish a report to the Company to the effect that they have compared the mathematical calculations of each amount set forth in the Manager's quarterly certificates forwarded by the Manager during the period covered by the report, which shall be the period from January 1, or the date which is the initial closing date, to and including December 31, or the date which is the final Maturity date, of the calendar year, with the Manager's computer reports which were the source of the amounts and that on the basis of the comparison, the accountants are of the opinion that the amounts are in agreement, except for the exceptions as they believe to be immaterial and the other exceptions as shall be set forth in the statement. A copy of the report or any other report described in this section may be obtained by any Member by a request in writing to the Manager at no cost to the Member.

      SECTION 7.10 REPORTS TO MEMBERS. (a) The Manager shall prepare and distribute to each Member, semi-annually, a statement, which shall include the following information stated on an original principal amount of $10,000 per
Unit:

                  (i) the original capital contribution to date;

                  (ii) the amount of principal and interest previously paid to all Members on Life Insurance Policies;

                  (iii) the aggregate amount of funds on deposit for the Company as of the date of this distribution.

                  (iv) the amount of accrued but unpaid interest on funds on deposit.

            (b) On or before January 31 of each calendar year, beginning with calendar year 2003, the Company will furnish to each person who at any time during the preceding calendar year was a Member, an annual Member's tax statement prepared by an independent public accounting firm containing the information required to be contained in the regular semi-annual report to Members, as set forth in subparagraph (d) above, aggregated for the calendar year or the applicable portion thereof during which the person was a Member, together with the other customary information, consistent with the Company's tax treatment of the Units, as the Company and the Manager deem necessary or desirable to enable the Members to prepare their respective tax returns. The obligations of the Company shall be deemed to have been satisfied to the extent that the Company provides information which is substantially comparable to information which is required by applicable requirements of the Code, as from time to time in effect.

                       ARTICLE VIII: ADMISSION OF MEMBERS

      SECTION 8.1 ADMISSION OF MEMBERS. (a) Subject to paragraph (b) of this
Section 8.1, the Manager, at its option and in its sole discretion, may, on such terms as it shall determine in its sole discretion, at any time and from time to time, admit one or more Persons as Members. The Company shall only accept initial Capital Contributions from Members in an amount not less than $10,000.

      (b) Notwithstanding the provisions of paragraph (a) of this Section 8.1, no Person may be admitted as an Member if such admission would (i) cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) cause the Company to be treated as a "publicly traded Company" within the meaning of Section 7704 of the Code, (iii) violate or cause the Company to violate any applicable Federal or state law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations.

      (c) Each Member shall automatically be bound by all of the terms and conditions of this Agreement applicable to a Member. Each Member shall execute such documentation as requested by the Manager pursuant to which such Member agrees to be bound by the term and provisions of this Agreement.

      (d) The Manager shall reflect each admission authorized under this Article VIII by preparing an amendment to Schedule A attached hereto, to reflect such admission.

                 ARTICLE IX: TRANSFERS OF INTERESTS OF MEMBERS

      SECTION 9.1 GENERAL PROHIBITION. Except as otherwise expressly provided for in this Agreement or as otherwise provided in the Florida Act, a Member may not Transfer its Interest without the prior written consent of the Manager, which consent may be granted or denied in its sole discretion. The Manager shall withhold consent to such Transfer where required under the terms of this Agreement and may do so without any liability or accountability to any Member or Person.

      SECTION 9.2 GENERAL CONDITIONS TO PERMITTED TRANSFER. (a) No Transfer of an Interest shall be effective unless permitted by the terms of this Agreement. Notwithstanding any other provisions of this Article IX, no interest of a Member may be Transferred or assigned to any Person, nor may such transferee or assignee be admitted as an Member if such Transfer, assignment or admission would (i) cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code, (iii) violate or cause the Company to violate any applicable Federal or state law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations. In addition, no Transfer shall be permitted unless the following conditions are satisfied.

            (i) such Transfer shall have been consented to in writing by the Manager in accordance with the provisions of Section 8.1 hereof;

            (ii) the transferee shall accept and adopt in writing, by an instrument in form and substance satisfactory to the Manager, all of the terms and provisions of this Agreement, as the same may be amended from time to time, and shall have expressly assumed all of the obligations of the transferring Member;

            (iii) the transferee shall pay all filing, publication and recording fees, if any, and all reasonable expenses, including, without limitation, reasonable counsel fees and expenses incurred by the Company in connection with such transaction;

            (iv) the transferee shall execute such other documents or instruments as counsel to the Company may require (or as may be required by law) in order to effect the admission of such Person as a Member;

            (v) the transferee shall execute a statement that it is acquiring the Interest for its own account for investment and not with a view to the distribution thereof and that it will Transfer the acquired Interest only to a Person who so similarly represents and warrants;

            (vi) if required by the Manager, the Company receives an opinion of counsel (who may be counsel for the Company), in form and substance satisfactory to the Manager, that such Transfer does not violate federal or state securities laws or any representation or warranty of such transferring Member given in connection with the acquisition of its Interest; and

            (vii) if required by the Manager, Company Counsel delivers to the Company an opinion that such Transfer (a) will not result in a termination of the Company under Section 708 of the Code; (b) will not cause the Company to lose its status as a partnership for United States federal income tax purposes; and (c) will not cause the Company to become subject to the Investment Company Act of 1940.

      (b) No Transfer of an Interest, where permitted by the terms of this Agreement, shall be binding on the Company until all of the conditions to such Transfer have been fulfilled. Upon the admission of a substitute or additional Member, the Manager shall promptly cause any necessary documents or instruments to be filed, recorded or published, wherever required, showing the substitution or addition, as applicable, of the transferee as a substitute Member.

      (c) A transferee of an Interest shall be entitled to receive distributions of cash or other property from the Company attributable to the Interest acquired by reason of such Transfer from and after the effective date of the Transfer of such Interest to it; provided, however, that anything herein to the contrary notwithstanding, the Company and the Manager shall be entitled to treat the transferor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, losses, credits, deductions or distributions that are made in good faith to such transferor until such time as all of the conditions of such Transfer have been fulfilled, the written instrument of Transfer has been received by the Company and the effective date of Transfer has passed.

      (d) The effective date of a permitted Transfer of an Interest shall be no earlier than the last day of the calendar month following receipt of notice of assignment and such documentation as the Manager determines is required.

      (e) The transferring Member shall cease to be a Member, and the transferee shall become a Substituted Member, as to the Interest so Transferred as of the effective date, and thereafter the transferring Member shall have no rights or obligations with respect to the Company insofar as the Interest Transferred is concerned.

      SECTION 9.3 VOID TRANSFERS. Notwithstanding anything to the contrary in this Agreement, any Transfer of an Interest in violation of the provisions of this Agreement shall be void and shall not bind the Company.

      SECTION 9.4 PERMITTED TRANSFERS. (a) A Member may Transfer its right to receive distributions and allocations of Net Income and Net Loss and other economic benefits under this Agreement to any Permitted Transferee (as defined below); provided, however, that in no event shall any such transferee be admitted as a substitute or additional Member of the Company or be entitled to any other right of a Member under this Agreement (including, but not limited to, the right to vote or consent) without the prior written consent of the Manager, which consent may be withheld in its sole and absolute discretion; provided, further, that if required by the Manager, a Transfer to a Permitted Transferee may be conditioned upon the receipt of an opinion from Company Counsel.

      (b) A "Permitted Transferee" means:

            (i) a Member's spouse, children (including adopted children), siblings or grandchildren (a "Family Member") or a trust of which one or more Family Members are the sole beneficiaries;

            (ii) with respect to a Member which is a partnership, corporation or limited liability company, such Member's partners, shareholders, members, directors, executive officers or managers, as the case may be, and to a Family Member of any such person;

            (iii) with respect to a Member which is a trust, the beneficiaries of such trust; or

            (iv) another Member.

      SECTION 9.5 Notice.

            Appropriate notice, including the following, under applicable securities laws shall be provided to purchasers in other states.

NOTICE TO CALIFORNIA RESIDENTS

      IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

      ARTICLE X: DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER

      SECTION 10.1 EFFECT OF DEATH OR LEGAL INCOMPETENCY OF A MEMBER OF THE COMPANY. The death or legal incompetency of a Member shall not cause a dissolution of the Company or entitle the Member or his estate to a return of his Capital Account.

      SECTION 10.2 RIGHTS OF PERSONAL REPRESENTATIVE. On the death or legal incompetency of a Member, his personal representative shall have all the rights of that Member for purposes of settling his estate or managing his property, including the rights of assignment and withdrawal.

      SECTION 10.3 WITHDRAWAL OF MEMBERS OTHER THAN MANAGERS. (a) With the sole discretion of the Manager reasonably exercised, the Manager may modify, eliminate or waive any such limitation on the withdrawal rights of a Member as set forth below, on a case by case basis, so long as the modifying, waiving, or elimination of the limitation does not: (a) adversely effect rights of the other Members as a whole; or (b) results in the Company being classified as a "publicly traded partnership" within the meaning of Section 7704(b) of the

Code and the Regulations thereunder. To withdraw or partially withdraw from the Company, a Member must give written notice thereof to the Manager and may thereafter obtain the Return in cash of his Capital Account, or the portion thereof, as to which he requests withdrawal, within ninety (90) days after the written notice of withdrawal is delivered to the Manager, subject to the following limitations:

            (i) Except with regard to the right of the personal representative of a deceased Member, no notice of withdrawal shall be honored and no withdrawal shall be made, of or for any Units, until the expiration of at least one year from the date of purchase of those Units.

            (ii) To assure that the payments to a Member or his representative do not impair the capital or the operation of the Company, any cash payments in return of an outstanding Capital Account shall be made by the Company only from Net Proceeds and Capital Contributions.

            (iii) A Member shall have the right to receive distributions in cash from his Capital Account only to the extent that cash from Net Proceeds and Capital Contributions are available. The Manager shall not be required to (i) establish a reserve fund for the purpose of making a cash distribution of any Capital Account; (ii) use any other sources of the Company's funds other than cash from Net Proceeds and Capital Contributions; (iii) sell or otherwise liquidate any portion of the Company's investments in Life Insurance Policies or any other asset in order to make a cash distribution of any Capital Account.

            (iv) During the ninety (90) days following receipt of written notice of withdrawal from a Member, the Manager shall not reinvest any Net Proceeds or Capital Contributions in new Life Insurance Policies or other non-liquid investments unless and until the Company has sufficient funds available in cash to distribute to the withdrawing Member the amount that he is withdrawing from his Capital Account.

            (v) Subject to the restrictions on withdrawal contained in this Agreement, the amount to be distributed to any withdrawing Member shall be an amount equal to the amount of the Member's Capital Account as of the date of the distribution, as to which the Member has given a notice of withdrawal under this
Section 10.3, notwithstanding that the amount may be greater or lesser than the Member's proportionate share of the current Value of the Company's net assets.

            (vi) Requests by Members for withdrawal will be honored in the order in which the Manager receives them. If any request may not be honored, due to any limitations imposed by this Section 10.3 (except the one year holding limitation set forth in Subparagraph (i) of this Section 10.3), the Manager will notify the requesting Member in writing, whose request, if not withdrawn by the Member, will be honored if and when the limitation no longer is imposed; and

            (vii) If a Member's Capital Account would have a balance of less than ten thousand dollars ($10,000) following a requested withdrawal, the Manager, at its discretion, may distribute to the Member the entire balance in the account.

      (b) Subject to all of the limitations set forth in Paragraph (a) above, a Member may withdraw or partially withdraw as a member of the Company commencing one year after becoming a Member and obtain a Return of all or part of your Capital Account and receive back 85% of the face amount of your Capital Contribution, less any distributions paid to such date.

              ARTICLE XI: BANKRUPTCY, DISSOLUTION AND TERMINATION

      SECTION 11.1 BANKRUPTCY. If the Company voluntarily seeks, consents to or acquiesces in the benefit or benefits of any debtor relief law or becomes party to, or is made the subject of, any proceeding provided for by any debtor relief law, other than as a creditor or claimant, and, in the event the proceeding is involuntary, and the petition instituting same is not dismissed within ninety
(90) days after its filing, the Company shall within fifteen (15) days after the date of the bankruptcy event (a) publish a notice in the authorized newspapers that a bankruptcy event has occurred and that the Manager intends to sell, dispose of or otherwise liquidate the insurance policies in a commercially reasonable manner and (b) send written notice to the Members describing the proceeding and requesting instructions from the Members. No sale, disposition or liquidation, whether in whole or in part, of the Life Insurance Policies shall be consummated until and unless the Manager shall have first received written instructions, or other written response, or affirmative refusal to provide a written response from Members whose aggregate Capital Accounts exceed 50% of the aggregate of all Members' Capital Accounts at such time.

      SECTION 11.2 DISSOLUTION. The Company shall be dissolved upon the earliest to occur of the following:

      (a) payment to the Company of all proceeds of all Life Insurance Policies; or

      (b) the express written consent of the Manager; or

      (c) the unanimous consent of the Members; or

      (d) the termination of the Company in accordance with Section 2.3; or

      (e) sale of all or substantially all of the assets of the Company; or

      (f) the entry of a decree of judicial dissolution of the Company; or

      (g) the withdrawal, removal, dissolution or bankruptcy of the Manager, unless, if there is no remaining manager, a majority of the Members agree in writing to continue the business of the Company and, within six (6) months after the last remaining manager has ceased to be a manager, admit one or more managers who agree to such election and join the Company as managers.

      SECTION 11.3 LIQUIDATION. (a) Upon the dissolution of the Company, the Manager shall proceed, within a reasonable time, to sell or otherwise liquidate the assets of the Company and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Company to distribute the remaining assets to the Members, pro rata, in accordance with the positive balance in their respective Capital Accounts.

      (b) Upon dissolution, the Members shall look solely to the assets of the Company for the return of their Capital Contributions. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who hereby is authorized to do any and all acts and things authorized by law for these purposes.

      SECTION 11.4 TERMINATION. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets, after payment of, or due provision has been made for, and liabilities to Company creditors shall have been distributed as provided in this Agreement. Upon such termination, the Manager shall execute and cause to be filed a certificate of discontinuance of the Company and any and all other documents necessary in connection with the termination of the Company.

           ARTICLE XII: AMENDMENT OF AGREEMENT AND POWER OF ATTORNEY

      SECTION 12.1 AMENDMENTS. Amendments to this Agreement which do not adversely affect the right of any Member in any material respect may be made by the Manager without the consent of any Member through use of the Power of Attorney, if those amendments are for the purpose of admitting Members or Substituted Members as permitted by this Agreement, including, without limitation, amendments to Schedule A hereto to reflect the admission of such Additional and Substituted Members and to reflect changes in the Capital Contributions of the Members. Amendments to this Agreement other than those described in the foregoing sentence may be made only if embodied in an instrument signed by the Manager and by Members with Capital Accounts that exceed 50% of the aggregate Capital Accounts of all Members; provided, however, that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall, without the prior consent of each of the Members adversely affected thereby, (i) increase the liability of any Member, (ii) decrease any Member's interest in Net Income or items of income or gain and distributions or (iii) increase any Member's interest in Net Loss or items of deduction or loss. The Manager shall send to each Member a copy of any amendment to this Agreement.

      SECTION 12.2 AMENDMENT OF ARTICLES OF ORGANIZATION. In the event this Agreement shall be amended under Section 12.1, the Manager shall amend the Articles of Organization or any other governmental filings of the Company, to the to reflect such change if it deems, such amendments to be necessary or appropriate.

      SECTION 12.3 POWER OF ATTORNEY. Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf the following: (i) any amendment to this Agreement which complies with the provisions of this Agreement and (ii) the Articles of Organization and any other governmental filings and any amendment thereto required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Manager and as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Manager shall have had notice thereof, (ii) may be exercised for a Member by a facsimile signature of the Manager or, after listing all of the Members, including such Member, by a single signature of the Manager acting as attorney-in-fact for all of them, and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Interest in the Company, except that where the assignee thereof has been approved by the Manager for admission to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge, and file any instrument necessary to effect such substitution.

                     ARTICLE XIII: MISCELLANEOUS PROVISIONS

      SECTION 13.1 NOTICES. (a) All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be addressed to the Members at their addresses set forth on Schedule A or in the records maintained by the Company or to such other addresses as may have been specified in a written notice duly given to the other.

      (b) Any notices addressed as aforesaid shall be deemed to have been given
(i) on the date of delivery, if delivered by hand or overnight courier, (ii) on the date of transmission, if transmitted by facsimile, provided, that if transmitted by facsimile such transmittal is confirmed, and (iii) three (3) days after the deposit of same in the United States certified mail, return receipt requested.

      SECTION 13.2 SEVERABILITY. If any covenant, condition, term or provision of this Agreement is illegal, or if the application thereof to any Person or in any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to Persons or in circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the full extent permitted by law.

      SECTION 13.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

      SECTION 13.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and any Subscription Agreement or other documents executed in connection herewith represent the complete and entire agreement and understanding of the parties hereto with respect to the matters covered therein and supersede any and all previous written or oral negotiations, undertakings and commitments in writing of any nature whatsoever.

      SECTION 13.5 FURTHER ASSURANCES. The Members will execute and deliver such further instruments and do such further acts and things as may be required by the Company to carry out the intent and purposes of this Agreement.

      SECTION 13.6 SUCCESSORS AND ASSIGNS. Subject in all respects to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and permitted assigns of the respective parties hereto.

      SECTION 13.7 WAIVER OF ACTION FOR PARTITION. Each of the parties hereto irrevocably waives, during the term of the Company and during the period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

      SECTION 13.8 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Company or any other Person not a party to this Agreement.

      SECTION 13.9 REMEDIES. The rights and remedies of the Members hereunder shall not be mutually exclusive, and the exercise by any Member of any right to which it is entitled shall not preclude the exercise of any other right it may have.

      SECTION 13.10 WRITING REQUIREMENT. Except as otherwise provided in this Agreement, this Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party seeking or against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

      SECTION 13.11 WAIVER. No waiver or any breach or condition of this Agreement shall be deemed to be a waiver of any other condition or subsequent breach whether of the like or different nature.

      SECTION 13.12 APPLICABLE LAW. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws.

      SECTION 13.13 SIGNATURES. The signature of the Manager shall be sufficient to bind the Company to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition, financing or disposition of any assets; provided, however, that the action being taken in connection therewith shall be authorized under the terms of this Agreement.

      IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement the day and year first above written.

                                        AMERIFIRST FINANCIAL SERVICES, INC.


                                        By: /s/ John Tooke
                                            ------------------------
                                            John Tooke, President

                              MEMBER SIGNATURE PAGE

      IN WITNESS WHEREOF, the undersigned has caused this Operating Agreement of AmeriFirst Fund I, LLC to be duly executed and delivered as of the date set forth below.

NAME OF MEMBER:                             ADDRESS FOR NOTICE (Please Print):
(Exact Name to appear on Certificate)


________________________________________    ____________________________________

                                            ____________________________________

                                            ____________________________________

                                            ____________________________________


SIGNATURE: _____________________________    Attention:__________________________

By: ____________________________________    Telecopy:___________________________

Printed Name:___________________________    Tax Identification #:_______________

Title:__________________________________

Dollar Amount of Capital Contribution: $_____________________

Dated:__________________________________

                                   SCHEDULE A

                             AMERIFIRST FUND I, LLC

                                     MEMBERS

                                                           AMOUNT OF
NAME AND ADDRESS                                     CAPITAL CONTRIBUTION
----------------                                     --------------------

AmeriFirst Financial Services, Inc.                           $10

                                        TOTAL            $____________